news                                                          UNIT CORPORATION
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         1000 Kensington Tower, 7130 South Lewis Avenue, Tulsa, Oklahoma 74136
                                      Telephone 918 493-7700, Fax 918 493-7714


                               Contact:     David T. Merrill
                                            Chief Financial Officer
                                            and Treasurer
                                            (918) 493-7700


For Immediate Release...
April 19, 2004



                 UNIT CORPORATION REPORTS FIRST QUARTER RESULTS


     Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) today announced financial and operating results for the three months ended March 31, 2004. Consolidated net income for the first quarter was $15.5 million, on revenues of $101.9 million, or 34 cents per diluted share, compared to 2003's first quarter net income of $14.0 million, or 32 cents per diluted share, on revenue of $68.6 million. First quarter 2003 net income was positively impacted by $1.3 million for the cumulative effect of change in accounting principle. Revenue increased 49%, income before change in accounting principle increased 23%, and net income increased 11% between the comparative quarters. The improvement in revenues and net income was attributable to a significant improvement in oil and natural gas production, rig utilization and dayrates. The increase in production was partly due to the addition of oil and natural gas production in February and March resulting from the acquisition of PetroCorp Incorporated.


UNIT DRILLING RESULTS
     Contract drilling revenues increased 83% between the comparative first quarters to $63.2 million, due to an increase in rig utilization and dayrates. Average rig utilization rate was 93% of 88 total rigs in the first quarter of 2004, compared to 68% of 75 total rigs for 2003's first quarter. Currently, Unit has 84 of its 88 rigs operating. Rig rates for the first quarter averaged $8,252 per day, 13% higher than the comparable quarter of 2003. Contract drilling operating margins per drilling rig averaged $2,241 per day in the first quarter of 2004 as compared to $1,470 for the same period in 2003.




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UNIT PETROLEUM RESULTS
     Revenues from Unit's oil and natural gas operations increased 14% in the first quarter to $38.0 million. The increase was due to significantly higher oil and natural gas production. Natural gas production for the first quarter of 2004 increased 30% to 6,294 million cubic feet (MMcf), compared to 4,855 MMcf for the same quarter of 2003. Oil production for the same period was 215,000 barrels in 2004 compared to 114,000 barrels in 2003, an 89% increase. The January acquisition of PetroCorp Incorporated added an average 18,365 Mcfe per day to Unit's February and March production. Unit's average natural gas price during the first quarter of 2004 was $4.90 per thousand cubic feet (Mcf) compared to $5.96 per Mcf during the first quarter of 2003. Unit's average oil price was $30.63 per barrel in the first quarter of 2004 compared to $30.40 per barrel in the first quarter of 2003. During the first quarter of 2004, Unit completed 34 wells with a success rate of 79% compared to 18 wells with an 89% success rate for the first quarter of 2003. Unit plans to drill approximately 165 to 175 wells during 2004.

MANAGEMENT COMMENTS
     "We are pleased with our results for the first quarter of 2004," said John Nikkel, Chairman and Chief Executive Officer. "Activity in our contract drilling operations is improving. Our rig utilization is strong and dayrates continue to show improvement. We are in the process of constructing our 89th rig, a 1,500 horsepower, diesel electric rig, that is expected to be completed during the second quarter of 2004. Our exploration and production operations are on track to drill an aggressive 165 to 175 wells by year-end. We have assimilated the oil and natural gas operations obtained in our recent acquisition of PetroCorp Incorporated into our operations and are pleased with the results. Our average daily equivalent production rate for the first quarter of 2004 was 83.4 Mmcfe per day, while our equivalent exit rate production for the quarter was 88.8 Mmcfe per day. Following our January acquisition of PetroCorp Incorporated, our long-term debt increased to $90.0 million; however, by quarter-end long-term debt had been reduced by $15.0 million to $75.0 million. Improving rig operations, increasing production under a favorable pricing environment, and maintaining a conservative debt position leaves us in a good position to continue growing our asset base."


WEBCAST
     Unit will webcast its first quarter earnings conference call live over the Internet on April 19, 2004 at 11:00 a.m. Eastern Time. To listen to the live call, please go to www.unitcorp.com at least fifteen minutes prior to the start of the call to download and install any necessary audio software. For those who

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are not available to listen to the live webcast, a replay will be available shortly after the call and will remain on the site for twelve months.

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     Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production and contract drilling. Unit's Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit our website at http://www.unitcorp.com.
     This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the number of wells we plan to drill during the year, the productive capabilities of the wells, future demand for oil and natural gas, future rig utilization and dayrates, oil and gas reserve information, anticipated production rates from company wells, the prospective capabilities of offset acreage, anticipated oil and natural gas prices, our projected debt position, development, operational, implementation and opportunity risks, and other factors described from time to time in the company's publicly available SEC reports, which could cause actual results to differ materially from those expected.


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                                Unit Corporation
                  Selected Financial and Operations Highlights
               (In thousands except per share amounts) (unaudited)

                                                         Three Months Ended
                                                              March 31,
                                                         2003         2004
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Statement of Operations:
    Revenues:
        Contract drilling                             $  34,566    $  63,214
        Oil and natural gas                              33,248       37,990
        Other                                               750          696
                                                      ----------   ----------
                Total revenues                           68,564      101,900
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    Expenses:
        Contract drilling:
            Operating costs                              27,811       46,556
            Depreciation and amortization                 4,894        7,464
        Oil and natural gas:
            Operating costs                               6,615        9,732
            Depreciation, depletion and
              amortization                                6,047       10,177
        General and administrative                        2,450        2,771
        Other                                               325          222
        Interest expense                                    211          417
                                                      ----------   ----------
                Total expenses                           48,353       77,339
                                                      ----------   ----------
    Income Before Income Taxes                           20,211       24,561
                                                      ----------   ----------
    Income Tax Expense:
        Current                                             155          571
        Deferred                                          7,525        8,763
                                                      ----------   ----------
                Total income taxes                        7,680        9,334
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    Equity in Earnings of Unconsolidated
      Investments Net of Income Tax                         128          280
                                                      ----------   ----------
    Income Before Change in Accounting Principle         12,659       15,507
    Cumulative Effect of Change in Accounting
      Principle                                           1,325           --
                                                      ----------   ----------
    Net Income                                        $  13,984    $  15,507
                                                      ==========   ==========
    Income Before Change in Accounting
      Principle Per Common Share:
        Basic                                         $    0.29    $    0.34
        Diluted                                       $    0.29    $    0.34
    Net Income Per Common Share:
        Basic                                         $    0.32    $    0.34
        Diluted                                       $    0.32    $    0.34

    Weighted Average Common
      Shares Outstanding:
        Basic                                            43,432       45,671
        Diluted                                          43,637       45,859


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                                                   December 31,  March 31,
                                                       2003         2004
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Balance Sheet Data:
    Current assets                                  $  72,742    $  88,468
    Total assets                                    $ 712,925    $ 856,814
    Current liabilities                             $  51,811    $  62,800
    Long-term debt                                  $     400    $  75,000
    Other long-term liabilities                     $  17,893    $  23,700
    Deferred income taxes                           $ 127,053    $ 162,641
    Shareholders' equity                            $ 515,768    $ 532,673


                                                      Three Months Ended
                                                           March 31,
                                                       2003         2004
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Statement of Cash Flows Data:
     Cash Flow From Operations before Changes
       in Working Capital (1)                       $  31,663    $  42,311
     Net Change in Working Capital                     (7,228)         301
                                                    ----------   ----------
     Net Cash Provided by Operating Activities      $  24,435    $  42,612
                                                    ==========   ==========
     Net Cash Used in Investing Activities          $ (18,491)   $(122,951)
     Net Cash Provided by (Used in)
       Financing Activities                         $  (6,213)   $  80,118

                                                      Three Months Ended
                                                           March 31,
                                                       2003         2004
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Contract Drilling Operations Data:

     Rigs Utilized                                       50.8         81.7
     Operating Margins (2)                                20%          26%
     Operating Profit Before
       Depreciation (2) ($MM)                       $     6.8    $    16.6

Oil and Natural Gas Operations Data:

     Production
         Oil - MBbls                                      114          215
         Natural Gas - MMcf                             4,855        6,294
     Average Prices
         Oil -- Bbl                                 $   30.40    $   30.63
         Natural Gas - Mcf                          $    5.96    $    4.90
     Operating Profit Before
       DD&A (2) ($MM)                               $    26.6    $    28.3

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(1) Unit Corporation considers Unit's cash flow from operations before changes in working capital an important measure in meeting the performance goals of the company.
(2) Operating profit before depreciation is calculated by taking operating revenues by segment less operating expenses by segment excluding depreciation, depletion, amortization and impairment, general and administrative and interest expense. Operating margins are calculated by taking operating profit divided by segment revenue.